Exhibit 99.1

NEWS RELEASE	CONTACT:	Ian Kees
FOR IMMEDIATE RELEASE		(715) 839-2245

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES

SUPPLEMENTAL CONTRACT AWARD AND ELECTION OF A DIRECTOR

Eau Claire, Wisconsin August 3, 2007 — National Presto Industries, Inc. (NYSE: NPK) today announced that on July 27, 2007, AMTEC Corporation, its wholly owned subsidiary, received a $61.5 million supplemental award from the Department of the Army, for the third year of the Army’s five year 40mm Systems program. Deliveries under this supplement are scheduled primarily in 2007 and the first quarter of 2008. This most recent award by the Army brings the total cumulative amount awarded under the AMTEC Systems contract to $331.3 million.

The Company also advised that Melvin S. Cohen was elected to the Company’s Board of Directors as of July 30, 2007. Mr. Cohen has a long and distinguished history with the Company which dates back to 1944, when he first became a Presto employee. He brings to the Board an invaluable wealth of background and experience, having served as a board director from 1949 to 2005 and as chairman of the board from 1975 through 2001. Mr. Cohen will be filling the unexpired term of the seat vacated by Randy F. Lieble, whose previously announced resignation from the Board was scheduled to take effect on the date of his successor’s election.

National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name, and is recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, and cartridge cases. The Absorbent Products segment is primarily engaged in the manufacture of private label adult incontinence products and baby diapers.

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.